Exhibit (a)(4)

ELECTION FORM

DUKE REALTY CORPORATION

RE: TENDER OF ELIGIBLE OPTIONS PURSUANT TO THE OFFER TO

EXCHANGE CERTAIN OUTSTANDING STOCK OPTIONS FOR RESTRICTED STOCK UNITS

THE OFFER EXPIRES AT 6:00 P.M. EASTERN DAYLIGHT TIME (“EDT”) ON JUNE 4, 2010,

UNLESS THE OFFER IS EXTENDED

This Election Form allows you to elect to participate in the Stock Option Exchange Program (the “Exchange Program”) pursuant to the document titled “Offer to Exchange Certain Outstanding Stock Options for Restricted Stock Units,” dated May 6, 2010 (the “Offer to Exchange”).

Before making your election, please make sure you have received, read and understand the documents that make up the offer to participate in the Exchange Program, including: (1) the Offer to Exchange; (2) this Election Form; and (3) the Agreement to Terms of Election (collectively, the “Offer Documents”). The Exchange Program is subject to the terms of the Offer Documents as they may be amended. The Exchange Program provides eligible employees who hold eligible options the opportunity to exchange these options for new RSUs as set forth in Section 1 of the Offer to Exchange. This Offer expires at 6:00 p.m. EDT on June 4, 2010, unless extended.

If you wish to participate in the Offer, please initial here, sign below and return this form to the Company before 6:00 P.M. EDT on June 4, 2010, as indicated below.

(Initial)	I hereby elect to participate in the Exchange Program and to exchange all of my eligible stock options.

Please note that if you do not sign and return this form, your eligible options will not be exchanged and will remain outstanding subject to their existing terms.

In accordance with the terms outlined in the Offer Documents, if you elect to exchange your eligible options, you will receive new RSUs using the exchange ratios set forth in the Offer Documents (rounded down to the nearest whole number), as described in Section 1 of the Offer to Exchange. Your new RSUs will be subject to a new vesting schedule as described in Section 3 of the Offer to Exchange.

Please note that you may withdraw your election by submitting a new properly completed and signed Election Form prior to 6:00 p.m. EDT on the completion date, which will be June 4, 2010, unless we extend the Offer.

If you wish to participate wish to withdraw a prior election to participate in the Offer, please initial here, sign below and return this form to the Company before 6:00 P.M. EDT on June 4, 2010.

(Initial)	I hereby withdraw my prior election to participate in the Exchange Program and do not want to exchange any of my eligible stock options.

THE LAST VALID ELECTION THAT YOU SUBMIT BEFORE 6:00 P.M. EDT ON JUNE 4, 2010 SHALL BE BINDING.

Your signature and submission of this Election Form indicates that you have read and agreed to the Agreement to the Terms of Election.

(Signature of Optionee or Authorized Signatory)

(Optionee’s Name, please print in full)

Date:_______ , 2010

SUBMIT THIS ENTIRE ELECTION FORM

(VIA U.S. MAIL, INTEROFFICE MAIL OR HAND DELIVERY) TO

TRACY D. SWEARINGEN

VICE PRESIDENT, TAXATION

DUKE REALTY CORPORATION

600 E. 96TH STREET, SUITE 100

INDIANAPOLIS, IN 46240

FAX (317) 808-6793

BEFORE 6:00 P.M. EDT ON JUNE 4, 2010

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